Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our reports in this Registration Statement on Form S-8 of Xedar Corporation, the first of which is dated October 22, 2007, relating to the audited consolidated balance sheet of Xedar Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005, appearing in Xedar Corporation’s Annual Report on Form 10-KSB-A filed November 13, 2007; the second of which is dated April 23, 2007, relating to the audited consolidated balance sheets of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended, appearing in Xedar Corporation’s current report on Form 8-K/A filed on May 10, 2007; and the third which is dated April 26, 2007, relating to the audited balance sheets of Pixxures, Inc. as of December 31, 2006 and 2005 and the statements of operations, statement of changes in redeemable convertible preferred stock and stockholders deficit and cash flows for the years then ended, appearing in Xedar Corporation’s current report on Form 8-K/A filed on November 13, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

January 28, 2008
Denver, Colorado